Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 27, 2020	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2020;

DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE;

CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, JANUARY 28, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common stockholders for the second quarter of fiscal 2020 of $7.7 million, an increase of $263,000, or 3.5%, as compared to the same period of the prior fiscal year. The increase was attributable to increased net interest income and noninterest income, partially offset by increases in noninterest expense, provision for income taxes, and provision for loan losses. Preliminary net income was $.84 per fully diluted common share for the second quarter of fiscal 2020, an increase of $.03 as compared to the $.81 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2020:

♦Annualized return on average assets was 1.36%, while annualized return on average common equity was 12.6%, as compared to 1.41% and 13.9%, respectively, in the same quarter a year ago, and 1.40% and 13.0%, respectively, in the first quarter of fiscal 2020, the linked quarter.

♦Earnings per common share (diluted) were $.84, up $.03, or 3.7%, as compared to the same quarter a year ago, and down $.01, or 1.2%, from the first quarter of fiscal 2020, the linked quarter.

♦Net loan growth for the second quarter of fiscal 2020 was $48.4 million, a strong annualized pace of growth, and better than recent December quarters for the Company. This comes after a weaker-than-normal pace of growth in the Company’s September quarter. In general, seasonal impacts have been less pronounced of late. Net loans are up $76.4 million, or 4.1% in the first six months of fiscal 2020.

♦Deposit balances increased $42.1 million in the second quarter, in what is typically the Company’s strongest quarter for deposit growth. A modest increase of $2.1 million in brokered deposits contributed to the increase. Deposits are up $20.9 million, or 1.1%, in the first six months of fiscal 2020, with growth impacted by a reduction of $9.6 million in brokered deposits in the fiscal year to date.

♦Net interest margin for the second quarter of fiscal 2020 was 3.70%, down from the 3.71% reported for the year ago period, and down from the 3.81% figure reported for the first quarter of fiscal 2020, the linked quarter. Discount accretion on acquired loan portfolios was little changed in the current quarter as compared to the linked quarter or the year ago period. However, as compared to the linked quarter, the current quarter included a reduced amount of interest income resulting from resolution of loans that had been previously classified as nonaccrual, while there was no material benefit from such items in the year ago period, as discussed in detail below.

♦Noninterest income was up 6.9% for the second quarter of fiscal 2020, as compared to the year ago period, and up 5.7% as compared to the first quarter of fiscal 2020, the linked quarter. The year ago period was positively impacted by nonrecurring items, discussed in detail below.

♦Noninterest expense was up 9.0% for the second quarter of fiscal 2020, as compared to the year ago period, and up 5.6% from the first quarter of fiscal 2020, the linked quarter. The current quarter was impacted negatively by losses recognized on sales of acquired bank facilities, and by an increase in provisioning for off-balance sheet credit exposures, in comparison to both the year-ago and linked quarters. Partially offsetting those items, the Company reported significant acquisition-related costs in the year-ago period, with limited comparable charges in the current quarter.

♦Nonperforming assets were $14.1 million, or 0.61% of total assets, at December 31, 2019, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $24.4 million, or 1.11% of total assets, at December 31, 2018. The decrease primarily reflected continued progress by the Company in resolving acquired nonperforming assets resulting from the November 2018 acquisition of Gideon Bancshares Company and its subsidiary, First Commercial Bank (“the Gideon Acquisition”).

Dividend Declared:

The Board of Directors, on January 21, 2020, declared a quarterly cash dividend on common stock of $0.15, payable February 28, 2020, to stockholders of record at the close of business on February 14, 2020, marking the 103rd consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As the Company noted in a current report on Form 8-K filed January 17, 2020, we entered into an Agreement and Plan of Merger on January 17, 2020, with Central Federal Bancshares, Inc. (“Central”), which is the parent corporation of Central Federal Savings & Loan Association of Rolla (“Central Federal”). The agreement provides that the Company will acquire Central in an all-cash transaction. As part of the transaction, Central Federal will merge with and into the Bank. The deal is valued at approximately $24.0 million, inclusive of the retirement of debt outstanding under Central’s Employee Stock Ownership Plan. Completion of the merger, subject to customary closing conditions including approval by regulatory authorities and Central shareholders, is targeted for late in the second calendar quarter of 2020.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 28, 2020, at 3:30 p.m. central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through February 10, 2020. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10138901.

Balance Sheet Summary:

The Company experienced balance sheet growth in the six months of fiscal 2020, with total assets of $2.3 billion at December 31, 2019, reflecting an increase of $97.5 million, or 4.4%, as compared to June 30, 2019. Asset growth was comprised mainly of increases in loans and available-for-sale (“AFS”) securities.

AFS securities were $175.8 million at December 31, 2019, an increase of $10.3 million, or 6.2%, as compared to June 30, 2019. Cash equivalents and time deposits were a combined $42.0 million, an increase of $5.6 million, or 15.5%, as compared to June 30, 2019.

Loans, net of the allowance for loan losses, were $1.9 billion at December 31, 2019, an increase of $76.4 million, or 4.1%, as compared to June 30, 2019. The portfolio primarily saw growth in residential real estate loans, funded balances in construction loans, commercial real estate loans, and consumer loans, partially offset by a small decline in commercial operating and equipment loans. Residential real estate loan balances were higher as the Company saw increases both in loans secured by one- to four-family real estate and multifamily real estate. Construction loan balances were increased as a result of both draws on existing construction loans and new loan originations. Commercial real estate loans were increased primarily due to loans secured by nonresidential properties, partially offset by decreases in loans secured by agricultural real estate. Growth in consumer loans consisted primarily of loans secured by deposits, and home equity line of credit balances. The decrease in commercial loan balances primarily reflected modest seasonal paydowns in agricultural operating loans, partially offset by a modest increase in other commercial and industrial loan balances. Loans anticipated to fund in the next 90 days stood at $72.7 million at December 31, 2019, as compared to $93.3 million at December 31, 2018, and $83.3 million at June 30, 2019.

Nonperforming loans were $10.4 million, or 0.54% of gross loans, at December 31, 2019, as compared to $21.0 million, or 1.13% of gross loans at June 30, 2019, and $20.5 million, or 1.12% of gross loans, at December 31, 2018. Nonperforming assets were $14.1 million, or 0.61% of total assets, at December 31, 2019, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $24.4 million, or 1.11% of total assets, at December 31, 2018. The decrease in nonperforming loans since June 30, 2019, was attributed primarily to the resolution of certain nonperforming loans acquired in the Gideon Acquisition. The Gideon Acquisition resulted in an increase in nonperforming loans of $12.9 million (at fair value) as of December 31, 2018, the quarter end following the acquisition. At June 30, 2019, nonperforming loans from that acquisition had declined to $10.2 million, and they have declined further to $2.4 million as of December 31, 2019. The decrease in nonperforming loans was also the principal reason for the decrease in nonperforming assets. Our allowance for loan losses at December 31, 2019, totaled $20.8 million, representing 1.07% of gross loans and 200% of nonperforming loans, as compared to $19.9 million, or 1.07% of gross loans and 94.7% of nonperforming loans, at June 30, 2019. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at December 31, 2019, is adequate, based on that measurement.

Total liabilities were $2.1 billion at December 31, 2019, an increase of $87.0 million, or 4.4%, as compared to June 30, 2019.

Deposits were $1.9 billion at December 31, 2019, an increase of $20.9 million, or 1.1%, as compared to June 30, 2019. Deposit growth was partially offset by a reduction in brokered deposits, which declined on net by $9.6 million, reflecting a decrease in brokered time deposits of $21.4 million, and an increase in brokered money market deposits of $11.8 million. Brokered time deposits were $23.5 million, and brokered money market deposits were $20.1 million, at December 31, 2019. Public unit balances were $265.0 million at December 31, 2019, a decrease of $1.8 million as compared to June 30, 2019. In total, deposit balances saw increases in interest-bearing transaction accounts, money market deposit accounts, and noninterest-bearing transaction accounts, partially offset by declines in certificates of deposit and savings accounts. The average loan-to-deposit ratio for the second quarter of fiscal 2020 was 100.4%, as compared to 101.4% for the same period of the prior fiscal year.

FHLB advances were $114.6 million at December 31, 2019, an increase of $69.7 million, or 155.3%, as compared to June 30, 2019, with the increase attributable to the Company’s use of this funding source to fund increases in loan and securities balances in excess of our increases in deposits and retained earnings. The Company’s loan and deposit portfolios typically experience some seasonality, and the increase in FHLB advances would not be expected to continue into the March quarter. The increase consisted of $65.9 million in overnight funding and $4.0 million in term advances. Over the past several years, the Company has worked to move public unit and business customers from a swept repurchase agreement product, which required the use of the Company’s AFS securities portfolio to collateralize those borrowings, to a reciprocal deposit product. During the first quarter of fiscal 2020, the final customers utilizing the sweep product were migrated, and the Company saw a reduction of $4.4 million in this funding source as compared to June 30, 2019.

The Company’s stockholders’ equity was $248.9 million at December 31, 2019, an increase of $10.5 million, or 4.4%, as compared to June 30, 2019. The increase was attributable primarily to retained earnings, and an increase in accumulated other comprehensive income, which was due to a decrease in market interest rates, partially offset by cash dividends paid and by repurchases of 86,050 Company shares, acquired for $2.8 million, for an average price of $32.70 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2019, was $19.4 million, an increase of $1.3 million, or 7.2%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a 7.5% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.70% in the current three-month period, from 3.71% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $525,000 in net interest income for the three-month period ended December 31, 2019, as compared to $467,000 in net interest income for the same period a year ago. In the year ago period, there was limited accretion from the Gideon Acquisition, which did not close until mid-period in the second quarter of fiscal 2019, while the amount of accretion recognized from other acquisitions has declined, as expected, over time. Combined, these components of net interest income contributed ten basis points to net interest margin in the three-month period ended December 31, 2019, unchanged from the contribution in the same period of the prior fiscal year, and unchanged as compared to the linked quarter, ended September 30, 2019, when net interest margin was 3.81%. Over the longer term, the Company expects this component of net interest income to decline, although volatility may occur to the extent that we have periodic resolutions of specific credit impaired loans. Also, the Company recognized an additional $194,000 in interest income as a result of the resolution of nonperforming loans during the current period. This recognition of interest income contributed four basis points to the net interest margin in the current period, without material comparable items in the year ago period. In the linked quarter, ended September 30, 2019, the Company recognized $414,000 in interest income as a result of the resolution of similar nonperforming loans, and the resulting contribution to the net interest margin was eight basis points.

The provision for loan losses for the three-month period ended December 31, 2019, was $388,000, as compared to $314,000 in the same period of the prior fiscal year. Increased provisioning was attributed primarily to higher net charge offs and an increase in loan originations, partially offset by a decrease in the required allowance attributable to nonperforming, classified, and delinquent loans. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.08% (annualized), while the Company recorded net charge offs during the period of 0.06% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.07% (annualized), while the Company recorded net charge offs of 0.02% (annualized).

The Company’s noninterest income for the three-month period ended December 31, 2019, was $4.3 million, an increase of $280,000, or 6.9%, as compared to the same period of the prior fiscal year. Increases in deposit account service charges, bank card interchange income, and gains realized on sales of residential loans originated for sale into the secondary market were partially offset by a decrease in mortgage servicing income. Further, the inclusion in the prior period’s results of non-recurring items totaling $406,000, including a benefit related to bank-owned life insurance, and a gain on the sale of stock in a banker’s bank acquired in a previous acquisition. Deposit account service charges increased primarily as a result of an increase in the number of NSF items presented, due in part to the Gideon Acquisition, as well as a 12% increase in charges for NSF items effective October 1, 2019. Bank card interchange income increased as a result of an increase in bank card transactions, attributable in part to the Gideon Acquisition.

Noninterest expense for the three-month period ended December 31, 2019, was $13.7 million, an increase of $1.1 million, or 9.0%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, occupancy expenses, bank card network expense, losses on disposition of fixed assets, and provisioning for off-balance sheet credit exposures, partially offset by a decrease in deposit insurance premiums. Noninterest expenses generally continued to see year-over-year increases as a result of additional staff, facilities, data processing and other expenses following the Gideon Acquisition. A non-recurring loss on the disposition of fixed assets of $327,000 was attributable to the sale of two bank facilities acquired in the Gideon Acquisition which were no longer in service. The Company typically books seasonal increases in available lines of credit around calendar year end, and at December 31, 2019, we also saw an increase due to available lines on construction lines of credit. As a result, the Company saw a significant increase in its off-balance sheet credit exposure, resulting in a charge of $362,000 in the current period, as compared to a charge of $162,000 in the year ago period. Partially offsetting these increases, the FDIC continued applying credits to the deposit insurance assessments due from smaller banks, such as the Company’s subsidiary, resulting in no deposit insurance premium expense for the Company in the current quarter, as compared to an expense of $145,000 in the year ago period. Provided the deposit insurance fund ratio remains above 1.35%, the Company would expect to continue to recognize a relatively small expense for deposit insurance premiums in the quarter which will end March 31, 2020, before the expense returns to a normalized level for the quarter ended June 30, 2020. After recording $422,000 in charges related to merger and acquisition activity in the same quarter a year ago, the Company recorded only $25,000 in comparable expenses in the current period. The efficiency ratio for the three-month period ended December 31, 2019, was 57.7%, as compared to 56.7% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended December 31, 2019, was $1.9 million, an increase of $119,000, or 6.6%, as compared to the same period of the prior fiscal year, attributable primarily to higher pre-tax income, partially offset by a decrease in the effective tax rate, to 19.9%, as compared to 20.0% in the year-ago period.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2019	2019	2019	2019	2018

Cash equivalents and time deposits	$ 42,015	$ 32,394	$ 36,369	$ 32,353	$ 40,095
Available for sale securities	175,843	171,006	165,535	161,510	197,872
FHLB/FRB membership stock	12,522	12,083	9,583	9,216	12,905
Loans receivable, gross	1,943,599	1,895,207	1,866,308	1,842,883	1,820,500
Allowance for loan losses	20,814	20,710	19,903	19,434	19,023
Loans receivable, net	1,922,785	1,874,497	1,846,405	1,823,449	1,801,477
Bank-owned life insurance	38,847	38,593	38,337	38,086	37,845
Intangible assets	22,423	22,889	23,328	23,991	24,429
Premises and equipment	65,006	63,484	62,727	62,508	62,253
Other assets	32,408	34,265	32,118	25,334	29,403
Total assets	$ 2,311,849	$ 2,249,211	$ 2,214,402	$ 2,176,447	$ 2,206,279

Interest-bearing deposits	$ 1,691,010	$ 1,663,874	$ 1,674,806	$ 1,649,830	$ 1,556,051
Noninterest-bearing deposits	223,604	208,646	218,889	224,284	239,955
Securities sold under agreements to repurchase	-	-	4,376	4,703	4,425
FHLB advances	114,646	103,327	44,908	38,388	155,765
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	15,627	13,034	14,988	9,845	8,060
Subordinated debt	15,093	15,068	15,043	15,018	14,994
Total liabilities	2,062,980	2,006,949	1,976,010	1,945,068	1,982,250

Common stockholders' equity	248,869	242,262	238,392	231,379	224,029
Total stockholders' equity	248,869	242,262	238,392	231,379	224,029

Total liabilities and stockholders' equity	$ 2,311,849	$ 2,249,211	$ 2,214,402	$ 2,176,447	$ 2,206,279

Equity to assets ratio	10.76%	10.77%	10.77%	10.63%	10.15%

Common shares outstanding	9,206,783	9,201,783	9,289,308	9,324,659	9,313,109
Less: Restricted common shares not vested	24,900	25,975	28,250	28,250	23,050
Common shares for book value determination	9,181,883	9,175,808	9,261,058	9,296,409	9,290,059

Book value per common share	$ 27.10	$ 26.40	$ 25.74	$ 24.89	$ 24.11
Closing market price	38.36	36.43	34.83	30.80	33.90

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2019	2019	2019	2019	2018

Nonaccrual loans	$ 10,419	$ 14,023	$ 21,013	$ 22,690	$ 20,453
Accruing loans 90 days or more past due	1	-	-	-	-
Total nonperforming loans	10,420	14,023	21,013	22,690	20,453
Other real estate owned (OREO)	3,668	3,820	3,723	3,617	3,894
Personal property repossessed	26	71	29	2	54
Total nonperforming assets	$ 14,114	$ 17,914	$ 24,765	$ 26,309	$ 24,401

Total nonperforming assets to total assets	0.61%	0.80%	1.12%	1.21%	1.11%
Total nonperforming loans to gross loans	0.54%	0.74%	1.13%	1.23%	1.12%
Allowance for loan losses to nonperforming loans	199.75%	147.69%	94.72%	85.65%	93.01%
Allowance for loan losses to gross loans	1.07%	1.09%	1.07%	1.05%	1.04%

Performing troubled debt restructurings (1)	$ 14,814	$ 12,432	$ 13,289	$ 17,577	$ 13,148

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2019	2019	2019	2019	2018

Interest-bearing cash equivalents	$ 6,322	$ 7,001	$ 6,079	$ 3,544	$ 4,020
Available for sale securities and membership stock	183,748	179,623	174,063	183,717	199,885
Loans receivable, gross	1,903,230	1,865,344	1,833,344	1,803,070	1,744,153
Total interest-earning assets	2,093,300	2,051,968	2,013,486	1,990,331	1,948,058
Other assets	184,028	184,415	185,403	189,503	164,815
Total assets	$ 2,277,328	$ 2,236,383	$ 2,198,889	$ 2,179,834	$ 2,112,873

Interest-bearing deposits	$ 1,674,198	$ 1,660,994	$ 1,652,831	$ 1,621,580	$ 1,493,333
Securities sold under agreements to repurchase	-	328	4,463	4,267	3,573
FHLB advances	99,728	82,192	51,304	67,091	146,010
Note payable	3,000	3,000	3,000	3,000	3,957
Subordinated debt	15,080	15,055	15,031	15,006	14,982
Total interest-bearing liabilities	1,792,006	1,761,569	1,726,629	1,710,944	1,661,855
Noninterest-bearing deposits	224,687	221,202	224,932	233,296	226,559
Other noninterest-bearing liabilities	15,033	13,568	12,548	7,994	9,816
Total liabilities	2,031,726	1,996,339	1,964,109	1,952,234	1,898,230

Common stockholders' equity	245,602	240,044	234,780	227,600	214,643
Total stockholders' equity	245,602	240,044	234,780	227,600	214,643

Total liabilities and stockholders' equity	$ 2,277,328	$ 2,236,383	$ 2,198,889	$ 2,179,834	$ 2,112,873

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2019	2019	2019	2019	2018

Interest income:
Cash equivalents	$ 31	$ 46	$ 38	$ 28	$ 35
Available for sale securities and membership stock	1,194	1,236	1,220	1,320	1,387
Loans receivable	25,421	25,640	24,789	23,838	22,785
Total interest income	26,646	26,922	26,047	25,186	24,207
Interest expense:
Deposits	6,448	6,578	6,422	5,851	4,925
Securities sold under agreements to repurchase	-	-	10	10	8
FHLB advances	573	522	352	495	932
Note payable	34	37	38	37	48
Subordinated debt	214	225	232	239	226
Total interest expense	7,269	7,362	7,054	6,632	6,139
Net interest income	19,377	19,560	18,993	18,554	18,068
Provision for loan losses	388	896	545	491	314
Securities gains	-	-	-	244	-
Other noninterest income	4,334	4,101	3,740	3,702	4,054
Noninterest expense	13,685	12,961	12,778	13,190	12,552
Income taxes	1,921	1,976	1,854	1,725	1,802
Net income	$ 7,717	$ 7,828	$ 7,556	$ 7,094	$ 7,454

Basic earnings per common share	$ 0.84	$ 0.85	$ 0.81	$ 0.76	$ 0.82
Diluted earnings per common share	0.84	0.85	0.81	0.76	0.81
Dividends per common share	0.15	0.15	0.13	0.13	0.13
Average common shares outstanding:
Basic	9,202,000	9,232,000	9,316,000	9,323,000	9,137,000
Diluted	9,213,000	9,244,000	9,328,000	9,331,000	9,149,000

Return on average assets	1.36%	1.40%	1.37%	1.30%	1.41%
Return on average common stockholders' equity	12.6%	13.0%	12.9%	12.5%	13.9%

Net interest margin	3.70%	3.81%	3.77%	3.73%	3.71%
Net interest spread	3.47%	3.58%	3.54%	3.51%	3.49%

Efficiency ratio	57.7%	54.8%	56.2%	59.3%	56.7%